Reconciliation of Non-GAAP Performance Measures

Information presented at NS' Investor Day in New York on June 6, 2007, (posted elsewhere on our web site) included non-GAAP financial measures, as defined by SEC Regulation G.  Specifically, two non-GAAP performance measures were presented: free cash flow and return on invested capital.  Free cash flow, which is defined by NS as cash provided by operating activities less capital expenditures, is a measure of cash flow available for distribution to shareholders or for other investing or financing activities.  Return on invested capital (ROIC) is defined by NS as net income plus interest expense (net of tax benefit) divided by average long-term debt, including current maturities, plus average stockholders' equity.  As shown below, these amounts have been adjusted for operating leases, which allows comparisons between companies that have divergent proportions of leased versus owned assets.  NS believes that ROIC is useful in evaluating whether its capital investments are generating shareholder value.  Non-GAAP performance measures should be considered in addition to, not as a substitute for, the financial performance reported in accordance with U.S. generally accepted accounting principles.

	2002	2003	2004	2005	2006
			($ in millions)
Free Cash Flow	$ 803	$ 1,054	$ 1,661	$ 2,105	$ 2,206
Net cash provided by operating activities	212	203	118
Net cash flow from PRR borrowings (see Note)	1,015	1,257	1,779	2,105	2,206
Subtotal	(689)	(720)	(1,041)	(1,025)	(1,178)
Capital expenditures	$ 326	$ 537	$ 738	$ 1,080	$ 1,028
Free Cash Flow	$ 803	$ 1,054	$ 1,661	$ 2,105	$ 2,206

Return on Invested Capital
Net income	$ 460	$ 535	$ 910	$ 1,281	$ 1,481
Interest expense on debt	518	497	489	494	476
Tax benefit related to interest expense on debt	(197)	(189)	(186)	(188)	(181)
Operating lease adjustment, net of taxes	117	113	126	155	162
Total return	$ 898	$ 956	$ 1,339	$ 1,742	$ 1,938

Average long-term debt, including current maturities plus average stockholders' equity	$13,793	$14,000	$14,819	$15,854	$16,211
Operating lease adjustment	1,200	1,158	1,296	1,590	1,656
Total invested capital	$14,993	$15,158	$16,115	$17,444	$17,867

Return on Invested Capital - Adjusted for Operating Leases	6.0%	6.3%	8.3%	10.0%	10.8%

Note - Prior to the Conrail Corporate Reorganization (which was completed on August 27, 2004), NS operated the routes and assets of a Conrail Inc. subsidiary, Pennsylvania Lines LLC (PRR), and made substantial payments to PRR under the terms of operating and lease agreements.  These payments were included in the expense line item "Conrail rents and services" and, therefore, were a use of cash in "Cash provided by operating activities."  A significant portion of these payments was borrowed back from a PRR subsidiary under a long-term note and, therefore, was a source of cash in "Proceeds from borrowings."  This note was effectively extinguished by the Reorganization.  Subsequent to the Reorganization, payments under "Conrail rents and services" declined, depreciation charges increased, and the net borrowings terminated. Accordingly, NS cash provided by operating activities after the Reorganization increased.